Exhibit 10.6

LOAN MODIFICATION AGREEMENT AND
AMENDMENT TO LOAN DOCUMENTS
THIS LOAN MODIFICATION AGREEMENT AND AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is being entered into as of the 30th day of August, 2019, by and among CONSTRUCTION PARTNERS HOLDINGS, INC., a Delaware corporation, formerly known as Construction Partners, Inc. (“Holdings”); WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation (“Wiregrass Construction”); FRED SMITH CONSTRUCTION, INC., a North Carolina corporation (“Fred Smith Construction”); FSC II, LLC, a North Carolina limited liability company (“FSC”); C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation (“Roberts Contracting”); EVERETT DYKES GRASSING CO., INC., a Georgia corporation (“Everett Dykes” and together with Holdings, Wiregrass Construction, Fred Smith Construction, FSC, and Roberts Contracting, the “Original Borrowers”); THE SCRUGGS COMPANY, a Georgia corporation (“Scruggs Company” and together with the Original Borrowers, the “Borrowers”); CONSTRUCTION PARTNERS, INC., a Delaware corporation, formerly known as SunTx CPI Growth Company, Inc. (“Guarantor”); BBVA USA, a bank organized under the laws of the State of Alabama, formerly known as Compass Bank, as agent for the Lenders and as a Lender and Issuing Bank (referred to herein as “Agent” and a “Lender”).
P R E A M B L E
WHEREAS, Original Borrowers, together with certain other entities that hereafter may become borrowers or guarantors under the Credit Agreement, including Scruggs Company, have entered into a Credit Agreement dated June 30, 2017 (as at any time amended, modified, supplemented or restated, including by that certain Loan Modification Agreement and Amendment to Loan Documents dated as of November 14, 2017 and by that certain Loan Modification Agreement and Amendment to Loan Documents dated as of December 31, 2017, and by that certain Loan Modification Agreement and Amendment to Loan Documents dated as of May 15, 2018, the “Credit Agreement”), with Agent, in its capacity as “Agent” and “Lender” thereunder, ServisFirst Bank, as a “Lender” and certain other Lenders a party thereto, pursuant to which Agent and Lenders have agreed to extend to Borrowers a revolving line of credit in the maximum principal amount of $30,000,000, subject to the terms and conditions contained therein and as such revolving line may be increased from time to time (the “Line of Credit”) and a term loan in the original principal amount of $50,000,000, which was subsequently increased by an additional $22,000,000, subject to the terms and conditions contained therein, and such term loan may be increased from time to time (the “Term Loan” and together with the Line of Credit, the “Loans”);
WHEREAS, the Loans are evidenced by the Notes and the other Loan Documents, as defined in the Credit Agreement;
WHEREAS, Guarantor joined the Credit Agreement, as a “Guarantor” pursuant to that certain Loan Modification Agreement and Amendment to Loan Documents dated as of November 14, 2017, and any and all references herein to the “Guaranty” shall be deemed to the guaranty set forth in the Credit Agreement;
WHEREAS, Scruggs Company joined the Credit Agreement, Notes and the other Loan Documents as a “Borrower” pursuant to that certain Loan Modification Agreement and Amendment to Loan Documents dated May 15, 2018 (the “May 2018 Modification”);
WHEREAS, the amount of the Term Loan was increased by an additional $22,000,000, pursuant to the May 2018 Modification;
WHEREAS, capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement; and
WHEREAS, the Borrowers, Guarantor, the Agent and Lender have agreed that the Loans shall be modified, and that the Loan Documents shall be amended as set forth below.
A G R E E M E N T
NOW, THEREFORE, the parties, intending to be legally bound hereby, agree as follows, notwithstanding anything in the Loan Documents to the contrary:
A. Assignment and Assumption of ServisFirst Commitment. Concurrent herewith, Lender and ServisFirst Bank have entered into an Assignment and Assumption Agreement pursuant to which ServisFirst Bank assigned, and Lender assumed, all of ServisFirst Bank’s Revolver Commitment and Term Loan Commitment. As a condition precedent to the effectiveness of this Agreement, Borrowers shall execute and deliver to Lender a replacement Term Loan Note in the amount of $46,500,000 and a replacement Revolver Note in the amount of $30,000,000, evidencing Lender’s assumption of ServisFirst Bank’s Term Loan Commitment and Revolver Commitment.
B. Amendment of Credit Agreement.
(i) Any and all references in the Credit Agreement to (a) Lender’s Term Loan Commitment shall be increased from $32,500,000 to $46,500,000; (b) Lender’s Revolver Commitment shall be increased to $30,000,000; and (c) ServisFirst Bank as a Lender, ServisFirst Bank’s Term Loan Commitment, or ServisFirst Bank’s Revolver Commitment are hereby deleted. Borrowers hereby agree and acknowledge that (a) the entire Term Loan Commitment has been advanced to Borrowers; (b) Borrowers are not entitled to any additional Term Loan Advances unless the Term Loan Commitment amount is increased pursuant to Section 2.10 of the Credit Agreement; and (c) as of the date hereof, Borrowers are not entitled to any re-advances of the Term Loan Commitment under Section 2.01(b).
(ii) The definition of “Applicable Commitment Fee Rate” as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“Applicable Commitment Fee Rate” means the commitment fee rate equal to 0.20% per annum.
(iii) The definition of “Applicable Letter of Credit Fee Rate” as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“Applicable Letter of Credit Fee Rate” means the letter of credit fee rate set forth below:

Level	Consolidated Leverage Ratio	Applicable Letter of Credit Fee Rate
I	< 1.25 to 1.00	.70% per annum
II	> 1.25 to 1.00	.75% per annum
Until September 30, 2019, the letter of credit fee rate shall be determined as if Level I were applicable. The letter of credit fee rate shall be subject to increase or decrease upon receipt by Agent pursuant to Section 5.01(b) of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending immediately prior to the period covered by such financial statements, which change shall be effective on the first day of the calendar month following receipt of such financial statements and corresponding Compliance Certificate. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt. Agent shall have the right to re-calculate the Applicable Letter of Credit Fee Rate at any time or from time of time if it determines that data received by it from Borrowers concerning any component of the Consolidated Leverage Ratio was incorrect when made, and Agent shall be entitled in connection therewith to charge and collection upon making such determination any additional LC Fee that would have been earned by Lenders.
(iv) The definition of Applicable Margin as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“Applicable Margin” means, with respect to any type of Advance, the margin set forth below:

Level	Consolidated Leverage Ratio	Applicable Margin
I	< 1.25 to 1.00	1.20%
II	> 1.25 to 1.00 but < 1.60 to 1.00	1.40%
III	> 1.60 to 1.00 but < 2.00 to 1.00	1.50%
IV	> 2.00 to 1.00	1.70%

Until September 30, 2019, the margin shall be determined as if Level I were applicable. The margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 5.01(b) of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending immediately prior to the period covered by such financial statements, which change shall be effective on the first day of the calendar month following receipt of such financial statements and corresponding Compliance Certificate. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt. Agent shall have the right to re-calculate the Applicable Margin at any time or from time of time if it determines that data received by it from Borrowers concerning any component of the Consolidated Leverage Ratio was incorrect when made, and Agent shall be entitled in connection therewith to charge and collect upon making such determination any additional interest that would have been earned by Lenders.
(v) The definition of “Consolidated EBITDA” as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“Consolidated EBITDA” means and includes, for CP Guarantor and its Consolidated Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b): (i) Consolidated Interest Expense for such period; (ii) income Taxes for such period; (iii) Depreciation and Amortization for such period, (iv) non-cash equity based compensation expense for such period; and (v) management fees and expenses paid to SunTx Capital Management pursuant to a certain management services agreement for such period. All of the foregoing shall be determined on a consolidated basis in accordance with GAAP in each case for such period.
(vi) The definition of “Consolidated Fixed Charges” as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period (including all interest, whether accrued or paid, for such period on the Term Loan Advances and Revolver Advances owing or paid by Borrowers), (b) all scheduled payments of principal in respect to any Debt, including, without limitation, all scheduled payments of principal of the Term Loan Advances of Borrowers pursuant to Section 2.06 for such period (provided that, for purposes of calculating the Fixed Charge Coverage Ratio on a pro forma basis if required by Section 6.04, the scheduled principal payment due on the Termination Date shall be deemed to be in an amount equal to $1,800,000 with respect to the Term Loan), plus (c) the current portion of capital lease obligations for such period. All of the foregoing shall be determined on a consolidated basis in accordance with GAAP in each case for such period.
(vii) The definition of “Consolidated Net Income” as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“Consolidated Net Income” means, for any period, the net income of CP Guarantor and its Consolidated Subsidiaries as set forth or reflected on the most recent consolidated income statement of CP Guarantor and its Consolidated Subsidiaries prepared in accordance with GAAP; provided, however, Consolidated Net Income shall not include income recognized in connection with the settlement of any claims or potential claims of CP Guarantor or any of its Consolidated Subsidiaries, that did not directly relate to CP Guarantor’s or its Consolidated Subsidiaries’ business and such income has not, and is not expected to, reoccur.
(viii) The definition of “Fixed Charge Coverage Ratio” as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“Fixed Charge Coverage Ratio” means, for any period, the ratio of CP Guarantor’s and its Consolidated Subsidiaries’ (a) Consolidated EBITDA, minus the unfinanced portion of Capital Expenditures for purchases of property, plants and equipment for such period, plus the lesser of (Y) $4,000,000, or (Z) net gains or proceeds from the sale of assets for such period, minus dividends and distributions paid out in such period, minus Taxes paid in cash for such period, to (b) Consolidated Fixed Charges. All of the foregoing shall be determined on a consolidated basis in accordance with GAAP in each case for such period.
(ix) The definition of “Revolver Note” as set forth in Section 1.01 shall include that certain Revolver Note executed by Borrowers in favor of Lender dated as of even date herewith in the amount of $30,000,000.

(x) The definition of “Term Note” as set forth in Section 1.01 shall include that certain Term Note executed by Borrowers in favor of Lender dated as of even date herewith in the amount of $46,500,000.
(xi) Section 2.02(b)(iv) shall be deleted in its entirety, and the following new Section 2.02(b)(iv) shall be inserted in place thereof:
(iv) after the issuance of the requested Letter of Credit, the aggregate maximum amount then available for drawing under Letters of Credit shall not exceed any limit imposed by Applicable Law upon Issuing Bank, the aggregate LC Obligations shall not exceed $15,000,000 and the conditions set forth in Section 2.01(a) shall be satisfied; and
(xii) Section 2.06(c) shall be deleted in its entirety, and the following new Section 2.06(c) shall be inserted in place thereof:
(c) The principal amount of the Term Loan Advances shall be repaid in installments on each Quarterly Payment Date commencing on September 30, 2019, each in the amount of $1,800,000; provided, however, that the entire amount of the outstanding Term Loan Advances shall be due and payable in full on the Term Loan Maturity Date.
(xiii) Section 2.08(b) shall be deleted in its entirety, and the following new Section 2.08(b) shall be inserted in place thereof:
(b) Borrowers shall pay to Agent for the Pro Rata account of each Lender, with respect to each Letter of Credit, a per annum letter of credit fee (the “LC Fee”) equal to 0.20% per annum of the aggregate average daily Undrawn Amounts; provided, however, after the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 7.01(g) or (h)), the LC Fee due hereunder shall equal the Applicable Letter of Credit Fee Rate plus 2% per annum of the aggregate daily Undrawn Amounts. Such LC Fee shall be payable in arrears for each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier).
(xiv) Section 2.08(c) shall be deleted in its entirety, and the following new Section 2.08(c) shall be inserted in place thereof:
(c) Borrowers shall pay to Agent for the account of Issuing Bank a letter of credit fee (the “LC Facility Fee”) with respect to each Letter of Credit equal to the greater of (i) $600 or (ii) the product of: (A) the face amount of such Letter of Credit, multiplied by (B) the Applicable Letter of Credit Fee Rate. Such LC Facility Fee shall be due and payable on such date as may be agreed upon by Issuing Bank and Borrowers. Borrowers shall pay to Issuing Bank, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any LC Application Agreement or otherwise charged by Issuing Bank. No Lender shall be entitled to any portion of the LC Facility Fees or any other fees payable by Borrowers to Issuing Bank pursuant to this Section 2.08(c).
(xv) Sections 2.10(b)(vi) shall be deleted in its entirety, and the following new Section 2.10(b)(vi) shall be substituted in place thereof:
(vi) the interest rate, maturity date and fees with respect to any increases in the aggregate amount of Lenders’ Term Loan Commitment shall be determined between Borrowers and the participating Lenders; all other terms shall be identical to the Term Loan Advances, including the quarterly payment amortization calculation.
(xvi) The following new Section 5.01(o) shall be added to the Credit Agreement:
(o) as soon as available and in any event not later than 120 days after the end of each Fiscal Year, an annual Borrower-prepared report of jobs in progress, in form satisfactory to Agent.
(xvii) Section 6.21(b) shall be deleted in its entirety, and the following new Section 6.21(b) shall be inserted in place thereof:
(b) Consolidated Leverage Ratio. The Consolidated Leverage Ratio at any time shall not be greater than 2:75 to 1.00; provided, however, in the event an Acquisition in an amount equal to or greater than $10,000,000 is permitted under Section 6.02 and then the Consolidated Leverage Ratio required under this

Section 6.21(b) shall be revised to 3.00 to 1.00 for the next two Fiscal Quarters, thereafter the Consolidated Leverage Ratio required under this Section 6.21(b) shall return to 2.75 to 1.00. The Consolidated Leverage Ratio shall be measured quarterly.
C. Effect on Loan Documents. Each of the Loan Documents shall be deemed amended as set forth hereinabove and to the extent necessary to carry out the intent of this Agreement. Without limiting the generality of the foregoing, each reference in the Loan Documents to the “Note”, the “Credit Agreement”, or any other “Loan Documents” shall be deemed to be references to said documents, as amended hereby and any and all references to Lender’s Term Loan Commitment shall be amended to $46,500,000. Except as expressly set forth herein, all of the Loan Documents and the Guaranty shall remain in full force and effect in accordance with their respective terms, and all of the remaining terms and provisions of the Loan Documents and the Guaranty are hereby ratified and confirmed. Borrower agrees that the Loan Documents shall continue to evidence, secure, guarantee or relate to, as the case may be, the Loans. Guarantor agrees that the Guaranty shall continue to secure the Loan.
D. Representations and Warranties. Each representation and warranty contained in the Loan Documents is hereby reaffirmed as of the date hereof. The Borrowers hereby represent, warrant and certify to Lenders that no Event of Default or any condition or event that, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing under any of the Loan Documents or the Loan, and that Borrowers have no offsets or claims against any Lender arising under, related to, or connected with the Loan, the Credit Agreement or any of the other Loan Documents.
Guarantor hereby consents to the modifications, amendments and terms as described herein, and acknowledges, reaffirms and restates the continuing effect of its Guaranty and its obligations to Bank for the obligations of Borrower as set forth in its Guaranty. Guarantor hereby represents that Guarantor has no offsets or claims against Agent or Lenders arising under, related to or connected with the Credit Agreement or any of the other Loan Documents or otherwise. For the avoidance of doubt, the Guarantor hereby agrees and acknowledges that Section 10.13 of the Credit Agreement is not applicable to the Guarantor.
E. Additional Documentation; Expenses. If requested by Agent, Borrowers and Guarantor shall provide to Agent (i) certified resolutions properly authorizing the transactions contemplated hereby and the execution of this Agreement and all other documents and instruments being executed in connection herewith and (ii) all other documents and instruments required by Agent, all in form and substance satisfactory to Agent. Borrowers shall pay any recording and all other expenses incurred by Agent and Borrowers in connection with the modification of the Loans and any other transactions contemplated hereby, including, without limitation, any applicable title or other insurance premiums, survey costs, legal expenses, recording fees and taxes.
F. Release of Claims. The Borrowers acknowledge and confirm their obligations to the Lenders for repayment of the Loans and indebtedness evidenced by the Notes (the “Indebtedness”), and the Guarantor acknowledges and confirms its obligations to the Agent and the Lenders for the obligations of the Borrowers as set forth in its Guaranty. The Borrowers and the Guarantor further acknowledge and represent that they have no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever (collectively, the “Loan Defenses” ) that can be asserted to reduce or eliminate all or any part of their liability to repay the Indebtedness to the Lenders. To the extent that any such Loan Defenses exist, and for and in consideration of the Lenders’ commitments contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, they are hereby fully, forever and irrevocably released.
By their execution below, for and in consideration of the Lenders’ commitments contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Guarantor, for themselves and for their respective successors, executors, heirs, administrators, and assigns, each hereby acknowledge and agree that neither the Lenders nor any of their officers, directors, employees, agents, servants, representatives, attorneys, loan participants, successors, successors-in-interest, predecessors-in-interest and assigns (hereinafter referred to collectively as the “Released Parties”) have interfered with or impaired the acquisition, collection, use, ownership, disposition, disbursement, leasing or sale of any of the collateral that secures the Loan (the “Collateral”), and that neither the Borrowers nor the Guarantor have any claim of any nature whatsoever, at law, in equity or otherwise, against the Released Parties, or any of them, as a result of any acts or omissions of the Released Parties, or any of them, under the Loan Documents or in connection with the Loans or the Collateral prior to and including the date hereof. Each of the Borrowers and the Guarantor, for themselves and for their respective successors, executors, heirs, administrators, and assigns, hereby unconditionally waive and release the Released Parties, and forever discharge the Released Parties, of and from and against any and all manner of action, suits, claims, counterclaims, causes of action, offsets, deductions, breach or breaches, default or defaults, debts, dues, sums of money, accounts, deposits, damages, expenses, losses, liabilities, costs, expenses, any and all demands whatsoever and compensation of every kind and nature, past, present, and future, known or unknown (herein collectively, “Claims”) that the Borrowers, the Guarantor, or any of the Borrowers’, or any of the Guarantor’s successors, successors-in-interest, heirs, executors, administrators, or assigns, or any one of them, can or now have or may have at any time hereafter against the Released Parties, or any of them, by reason of any matter, cause, transaction, occurrence or omission whatsoever, that happened or has happened on or before the date of this Agreement, on account of or arising from or that is connected in any manner whatsoever with the Loans, the Indebtedness, the Collateral, the Loan Documents, any related documents, or any and all collateral that has served or is serving as security for the Loans or the Loan Documents, or that is related to any and all transactions and dealings with among Lenders, the Borrowers and/or the Guarantor, or any other matter or thing that has occurred before the signing of the Agreement, known or unknown. Any and all such Claims are hereby declared to be satisfied and settled, and the Borrowers and the Guarantor, for themselves and for their respective successors, executors, heirs, administrators, and assigns, each hereby discharge the Released Parties from any liability with respect to any and all such Claims.
G. Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
H. Counterparts. This document may be executed in any number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) document and agreement, but in making proof of this document, it shall not be necessary to produce or account for more than one such counterpart, and counterpart pages may be combined into one single document.
This Agreement is intended to take effect as a sealed instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective Responsible Officers effective as of the day and year first above written.

CONSTRUCTION PARTNERS HOLDINGS, INC.,	WIREGRASS CONSTRUCTION COMPANY, INC.,
a Delaware corporation, formerly known as Construction Partners, Inc.	an Alabama corporation
By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

C. W. ROBERTS CONTRACTING, INCORPORATED,	FRED SMITH CONSTRUCTION, INC.,
a Florida corporation	a North Carolina corporation
By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

EVERETT DYKES GRASSING CO., INC.	FSC II, LLC,
a Georgia corporation	a North Carolina limited liability company
By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

THE SCRUGGS COMPANY,	CONSTRUCTION PARTNERS, INC.,
a Georgia corporation	a Delaware corporation, as a Guarantor
By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

BBVA USA,
as Agent, Issuing Bank and a Lender
By: /s/ John Brown Name: John Brown Title: Senior Vice President